------                                                                                                  ---------------------------

FORM 4                                                                                                          OMB APPROVAL
------                                                                                                  ---------------------------

[ ] Check this box if no longer                                                                         OMB Number:        3235-0287

    subject to Section 16. Form                                                                         Expires:  September 30, 1998

    4 or Form 5 obligations may                                                                         Estimated average burden
    continue. See instruction 1(b).                                                                     hours per response..... 0.5

                                                                                                        ---------------------------

                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                      Washington, D.C. 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------

1.  Name and Address of Reporting     2.  Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting
    Person                                                                                Person(s) to Issuer
    Toppan Printing Co., Ltd.             Photronics, Inc.  PLAB                          (Check all applicable)
-----------------------------------------------------------------------------------      ___ Director         xx 10% Owner
   (Last)       (First)      (Middle) 3.  IRS or Social Security  4.  Statement for      ___ Officer (give)  ___ Other (specify
                                          Number of Reporting         Month/Year              title below         below)
       Kanda, Izumi-cho, Chiyda-ku        Person (Voluntary)
                                                                      March/1999
--------------------------------------                            -----------------    -----------------------------------------
              (Street)                                            5.  If Amendment,    7. Individual or Joint/Group Filing
                                                                      Date of Original    (Check Applicable Line)
                                                                      (Month/Year)        xx Form filed by One Reporting Person
                                                                                          __ Form filed by More than One
   Tokyo        Japan           101                                                           Reporting Person
--------------------------------------------------------------------------------------------------------------------------------
  (City)       (State)         (Zip)         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                 2.  Trans-  3. Trans-  4. Securities acquired (A) 5.  Amount of    6. Owner-  7.  Nature
    (Instr. 3)                            action     action     or Disposed of (D)          Securities      ship        of
                                          Date       Code                                   Beneficially    Form:       Indirect
                                                     (Instr.    (Instr. 3, 4, and 5)        Owned at        Direct      Beneficial
                                          (Month/     8)                                    End of          (D) or      Ownership
                                          Day/                                              Month           Indirect
                                          Year)    Code  V   Amount  (A) or (D)  Price  (Instr. 3 and 4) (Instr.4)   (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                           3/26/99       D       250,000      D      13.90     2,180,000         D
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
           4(b)(v).

                                                                          (over)

                                SEC 1474 (7-96)


FORM 4 (continued)                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------

1.  Title of Derivative  2.  Conversion   3.  Transaction   4. Transaction   5.  Number of
    Security                 or Exercise      Date             Code              Derivative
    (Instr. 3)               Price of                          (Instr. 8)        Acquired (A)
                             Derivative       (Month/                            Disposed of
                             Security         Day/Year)                          (D)
                                                                                 (Instr. 3, 4, 5)
                                                            -------------------------------------
                                                              Code     V         (A)     (D)
---------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------



6.  Date Exer-     7.  Title and         8.  Price of      9.  Number of      10.  Ownership     11. Nature of
    cisable and        Amount of Under-      Derivative        Derivative          Form of           Indirect
    Expiration         lying Securities      Security          Securities          Derivative        Beneficial
    Date (Month/       (Instr. 3, 4)         (Instr. 5)        Beneficially        Security:         Ownership
    Day/Year)                                                  Owned At End        Direct (D)        (Instr. 4)
-----------------------------------------                      of Month            or Indirect
Date     Expira-     Title   Amount of                         (Instr. 4)          (I)
Exer-    tion                Number of                                             (Instr. 4)
cisable  Date                Shares
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ S. Hagata                             March 25, 1999
--------------------------------      --------------------------
Signature of Reporting Person                   Date

                                                                          Page 2
                                                                 SEC 1474 (7-96)